Exhibit 10.13
LAS VEGAS GAMING, INC.
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (“Agreement”) is entered into this 8th day of July 2005, between Las Vegas Gaming, Inc., a Nevada Corporation having offices located at 4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118 ( “LVGI”), and Leroy’s Horse and Sports Place having offices located at, 675 Grier Drive, Las Vegas, Nevada 89119 (“Licensee”).
RECITALS
The parties entered into this Agreement with the understanding that:
A.	LVGI is the owner of certain U.S. patent applications, trademarks, trademark applications, copyrights, copyright applications and registrations in respect of a 2-10 spot linked and progressive keno games and provider of certain hardware and software. Nevada Numbers (“NN”) is a linked progressive five spot keno game in which only five numbers are drawn with a base jackpot of five million dollars.
B.	Leroy’s is a successful operator of a race book, pari-mutuel race pool and/or sports pool in the State of Nevada. An integral aspect of Leroy’s success is the unique service it provides an operator of a gaming establishment with a nonrestricted state gaming license (“Location”), who wants to offer the amenity of a race book and/or sports pool (the “Book”) to its customers but does not wish, or cannot afford, to assume the financial responsibility associated with owning and operating its own Book, which includes but is not limited to, the risk of loss due to the payment of winning wagers, the reserves required by the Nevada Gaming Commission and Gaming Control Board (the “Gaming Authorities”), initial investment costs for equipment, hardware, and software to install the Book, labor and other costs to operate the Book, and applicable federal and state fees and taxes. Leroy’s operates the Book inside the Location’s gaming establishment and assumes all financial responsibilities associated with its operation. Leroy’s currently operates Books in approximately sixty (60) Locations.
C.	LVGI and Leroy’s desire to offer to LVGI’s keno game, Nevada Numbers (“NN”), as an amenity in Leroy’s Books upon written approval from the specific Location in which Leroy’s operates its Book.
The parties agree as follows:
1.	Grant

LVGI grants to Licensee a non-exclusive license to offer Nevada Numbers tickets, at $2.00 each, in its Books upon written approval from the Location in which the Book is operating. LVGI acknowledges that Licensee cannot operate NN in any of its Books without written approval from the Location in which the Book is operating. Moreover, LVGI understands that Licensee makes no guarantee as to the number of Locations that will approve of Licensee’s operation of NN in Licensee’s Book.

2.	Fees

Licensee shall sell to the public each Nevada Numbers ticket for TWO DOLLAR ($2.00). From each $2.00 NN sold, Licensee shall pay
a.	To NN’s base jackpot: $ 0.22; and

b.	To NN’s progressive jackpot: $0.50.

c.	To Licensee for payments to winning customers that correctly match one through four numbers: $0.3632

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d.	To LVGI as its portion of profits: $0.36;

e.	To Licensee as its portion of profits (which may be split with Location if necessary): $0.5568. Any agreement reached between Licensee and Location shall be and remain separate from and independent of this Agreement.

f.	Both parties acknowledge that the insurance or base jackpot fee noted above of $0.22 is subject to change or cancellation due to uncontrollable actions of third parties. In the event of a change in the fee or cancellation of the insurance, either party shall have the right to terminate this Agreement concurrent with the effective date of the change or cancellation by providing written notice to the other party.
3.	Jackpot Payments
a.	5 out of 5 Winners
LVGI shall have sole responsibility for paying all jackpot winners (patrons picking all 5 numbers correctly). Jackpot winners shall have the option of receiving 20 equal annual installments equivalent to 1/20 of the progressive jackpot, or a single disbursement equal to the discounted net present value of the periodic payments. The periodic payment period may be increased to 25 years subject to Nevada Gaming Commission approval. Licensee shall have sole responsibility for paying all other winning tickets (i.e. tickets with 1-4 correct selections). If Licensee should withdraw from the Nevada Numbers progressive network, its contributions to the jackpot fund shall remain in the jackpot fund. In addition, LVGI shall have the unilateral right to change the pay table associated with the Nevada Numbers game upon 30 day written notice to Licensee
b.	1 Through 4 Winners
Licensee shall have sole responsibility for paying NN ticket holders who correctly chose between 1 and 4 of the 5 possible numbers in an individual drawing.
4.	Contributions to Jackpot

LVGI has the unilateral right to change the pay table associated with the NN upon 30 days written notice to Licensee. In the event that LVGI exercises its right to change the pay table associated with the NN, Licensee shall have the right to terminate this Agreement, thereby withdrawing from the NN progressive network. Should Licensee choose to terminate this Agreement, its contributions to the basic and progressive jackpot funds shall remain in the respective jackpot funds. Licensee must provide written notice of its intent to terminate this Agreement within 60 days of LVGI’s change to the pay table.

5.	Timing

All monies due LVGI under this contract are due by 2:00 p.m. the Thursday following the week (Monday through Sunday) in which the money was earned. The payments will be calculated on an accrual basis. That is, Licensee shall remit to LVGI each Thursday the payment due for NN tickets sold during the prior week.

6.	Operation of NN

LVGI shall be responsible for all necessary incremental local communication costs at Licensee’s Books for the operation of NN. In the event that the Nevada Gaming Commission or the Nevada Gaming Control Board approves the use of a Virtual Private Network (VPN) for use in wide area progressive games, Licensee shall provide a broadband internet connection with a static IP address for operation of the game(s) and LVGI shall provide all VPN hardware.

7.	Discontinuation of the NN

In the event LVGI discontinues NN, LVGI shall submit a plan to satisfy the liability for the progressive jackpot to the Chairman of the Nevada State Gaming Control Board at least sixty (60)

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days prior to cessation of operations and any funds remaining in the jackpot after satisfaction of such liability shall be divided consistent with this plan.

8.	Marketing Expenses

Initial marketing collateral and signage will be provided by LVGI. Ongoing marketing, advertising and any other promotions within Licensee’s Book shall be at the sole discretion and expense of Licensee. However, all collateral materials and promotions used by Licensee in marketing NN must be consistent in form and content with materials recommended by LVGI. Licensee’s use of inconsistent collateral materials or promotions may result in a breach of this Agreement and entitle LVGI to terminate this Agreement with fifteen (15) days written notice, providing Licensee with the ability within the notice period to cure any such non-compliance.

9.	Limited Right to Terminate

Either party may terminate this Agreement, at any time during the term of this Agreement, with a 60 day written notice after the initial 120 days of operation.

10.	Training

LVGI shall (i) provide or arrange to provide as much training of Licensee’s employees in the operation of NN as Licensee deems necessary and (ii) conducted such training at times approved by Licensee.

11.	Responsibilities of Licensee

During the term of this Agreement, Licensee shall, at its sole expense: (a) run and maintain all necessary cabling and power to operate NN; (b) maintain any necessary signage for NN; (c) operate any LVGI equipment maintained on Licensee’s premises in a responsible manner; (d) submit any required forms to the State of Nevada Gaming Control Board for licensing of NN to Licensee; and (e) be responsible for any employees needed to operate NN; Licensee, through its Race Book and/or Sports Pool Agreement with Location, shall, at its sole expense, provide surveillance and security necessary to operate the NN within Location’s gaming establishment.

12.	Rules of Play

Licensee shall operate NN in accordance with the rules of play specified by LVGI. In addition, Licensee shall operate NN within its Book in a high quality, professional and lawful manner. LVGI shall have the right to inspect the operation of NN within Licensee’s Book to ensure that Licensee complies with this quality control standard. Failure to comply with this standard shall entitle LVGI, in its sole discretion, to terminate this Agreement. Any termination shall be made only by 15 days written notice, providing Licensee with the ability within the notice period to cure any such non-compliance.

13.	Compliance with Law

Licensee and LVGI represent and warrant to each other that they are in compliance with all registration and licensing required by law and that they shall comply with all gaming laws, compacts, ordinances, rules and regulations, including, but not limited to, if necessary, approval, certification and licensing by all federal, state and local authorities. Licensee shall pay, and have sole responsibility for, all costs, dues, assessments, charges, registration fees and any other cost, fee or charge which may be applicable to the sale, licensing, ownership, possession, operation or use of the NN. LVGI is responsible for paying all applicable gaming taxes on its share of revenue derived from the NN. Weekly invoices shall be net of any tax credit due Licensee. Upon validation of a winning jackpot ticket, LVGI will provide each participating property with their pro-rated share of the payout for deduction on NGC-1 tax returns. NN is to be operated exclusively in the State of Nevada. No other jurisdictions may be linked to the system.

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14.	Indemnity and Release
a.	Licensee agrees to indemnify and hold LVGI, its officers, employees and directors, harmless from and against any and all claims, actions, damages, liability, costs and expenses (including reasonable attorneys’ fees) arising from or out of; (i) any occurrence caused by the act or omission of Licensee, its customers, invitees, contractors, vendors or suppliers; (ii) any violation of any law, regulation or ordinance applicable to Licensee; or (iii) any breach or violation of the terms of this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of LVGI, its officers, employees or directors.

b.	LVGI agrees to indemnify and hold Licensee, its officers, employees and directors harmless from and against any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from or relating to (i) any occurrence caused by the act or omission of LVGI; (ii) any violation of any law, regulation or ordinance applicable to LVGI; (iii) any breach or violation of the terms of this Agreement, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Licensee, including the officers, directors or employees of Licensee; (iv) any infringement of any party’s trademark, copyright or patent rights in connection with NN except as to any modification of NN by Licensee not authorized by LVGI, or any breach or violation of the terms of this Agreement. At its option, LVGI may, at any time, modify NN in order to avoid or settle and infringement claim.

c.	All parties to this Agreement and their heirs, executors, administrators, successors and assigns, hereby release, remise, and forever discharge the State of Nevada, the Nevada Gaming Commission, the State Gaming Control Board, the Nevada Attorney General, and each of their members, agents, and employees in their individual and representative capacities, from any and all manner of actions, causes of action, suits, debts, judgments, executions, claims and demands whatsoever, known or unknown, in law or equity. Furthermore, all parties to this contract hereby agree to indemnify and hold harmless, the State of Nevada, the Nevada Gaming Commission, the State Gaming Control Board, the Nevada Attorney General, and each of their members, agents, and employees in their individual and representative capacities from any and all claims, suits, and actions, brought by anyone associated with this Agreement.
15.	Limitation of Liability

LVGI does not make any express or implied warranties beyond those expressed herein, and in no event will LVGI be liable for any lost revenues, profits or other special indirect, consequential or punitive damages, associated with the performance of this Agreement, even if LVGI has been advised of the possibility of such damages.
16.	Term
a.	The term of this Agreement shall commence on the date it is signed and shall remain in force and effect for a period of five (5) years. This Agreement shall automatically renew in five-year increments, unless one of the parties hereto provides the other with written notice of termination at least 90 days prior to the expiration date.

b.	However, LVGI acknowledges that, at any time, Licensee may have to discontinue operating NN in a Book’s Location should Location (i) decide not to permit Licensee to operate NN in its gaming establishment, (ii) choose to Operate its Own Book (as defined in the Race Book and/or Sports Pool Agreement), (iii) Close the Book (as defined in the Race Book and/or Sports Pool Agreement) , or (iv) allow Licensee’s Race Book and Sports Pool Agreement to expire or should the Race Book and/or Sports Pool Agreement terminate.

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17.	Breach

Upon the failure of any party to make any payment due hereunder for a period of ten (10) days following written notice of such default, LVGI shall have the right to terminate this Agreement. In the case of such a default, Licensee shall assemble the property, which is the subject of this Agreement, and return it to LVGI immediately.

18.	Internal Usage

NN is the sole and exclusive property of LVGI. Licensee agrees to use NN solely in its own Books and not to modify, reproduce, sell or sub-license NN without the written consent from LVGI. LVGI retains and reserves all rights in NN not granted to Licensee under this Agreement. Nothing contained herein shall, however, preclude Licensee from disclosing report and/or information generated from NN for internal use and for reporting to any government regulatory agency.

19.	Force Majeure

Neither party shall be liable for failure to perform its obligations under this Agreement (other than the payment of fees and other amounts due any party) due to unavoidable delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions of regulations or inability to obtain materials by reason thereof, or any other causes beyond such party’s reasonable control. The party suffering an event of force majeure shall have additional time for performance.

20.	Transfer of Rights

The rights, the benefits, and the obligations under this Agreement shall not be assigned or transferred by either party without the prior written consent of the other party. Such consent shall not be unreasonable withheld. Such consent shall not be required, however, in the case of an assignment to an affiliated company or to a successor entity resulting from a merger or consolidation.

21.	Independent Contractor

Licensee is an independent contractor. Licensee is not an agent, partner, employee or legal representative or otherwise authorized to act for or on behalf of LVGI. Licensee is not authorized to make any agreement, warranty, covenant or other representation or to create any implied or express obligation on behalf of LVGI.

22.	Notices

All notices to be given and all payments to be made hereunder shall be given or made at the respective addresses of the parties as set forth above, unless notification of a change of address is given.

23.	Amendments

This Agreement may be modified only by a written agreement between LVGI and Licensee executed by persons authorized to execute agreements on their behalf. No failure to exercise and no delay in exercising any right, power or privilege hereunder on the part of either party shall operate as a waiver or any right, power or privilege.

24.	Severability

If any part of this Agreement is adjudged by any court of competent jurisdiction to be invalid, that judgment shall not affect or nullify the remainder of this Agreement.

25.	Compliance Committee

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LVGI and Licensee acknowledge that both parties hold privileged gaming licenses. As a result, this Agreement is subject to the approval of each party’s compliance committee prior to and during the term of this Agreement. In the event either party’s compliance committee determines, in its absolute discretion, that a continued association with the other party or its agents could be detrimental to a gaming license the company holds, the committee may terminate this Agreement immediately upon notice to the other party, without any liability whatsoever, except as to amounts previously accrued and owing.

26.	Supplemental Exhibit

LVGI and Licensee shall execute a Supplemental Exhibit that shall be incorporated herein for each Location that provides written approval for Licensee to operate NN in its gaming establishment. The Supplemental Exhibit shall set forth the pay schedule for the remaining portion of the $1.00 NN that is to be divided between LVGI and Licensee (and Location, if applicable).

27.	Governing Law

This Agreement shall be deemed to have been made in and shall be construed pursuant to the laws of the State of Nevada.

28.	Entire Agreement

The Agreement, together with the Attachments, Exhibits, or Schedules, if any, constitutes the final written expression of all of the agreements between the parties and is a complete and exclusive statement of all the terms and promises made between the parties. It supersedes all earlier and contemporaneous agreements, representations, and understandings of the parties, whether written or oral, concerning the same subject matter. The parties specifically represent each to the other that there are no additional or supplemental agreements between them related in any way to the matters contained in this Agreement unless specifically included or referred to herein.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 8th day of July, 2005.
Leroy’s Horse and Sports Place
/s/
By:
Its:
Las Vegas Gaming, Inc.
/s/ Zak Khal
By: Zak Khal
Its: VP Gaming Operations

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